EXHIBIT 10.1
GOODRICH CORPORATION
SEVERANCE PROGRAM
As Amended and Restated Effective February 21, 2006
This is the Plan Document for the Goodrich Corporation Severance Program (the “Plan”). The Plan was effective as of August 1, 2001. The Plan is hereby amended and restated in its entirety effective February 21, 2006. The Plan supersedes and replaces any and all plans or programs providing for severance pay or benefits in effect as of that date at Goodrich or any covered domestic subsidiary.
1.	PURPOSE. The purpose of this Plan is to provide severance pay and continuation of certain health and welfare benefits to certain eligible employees of Goodrich and covered domestic subsidiaries whose employment is terminated under circumstances covered by this Plan. The Plan Benefits are intended to provide a continuation of compensation and benefits for a period of time while the person makes the transition to a new career.

2.	CERTAIN DEFINITIONS. For purpose of this Plan:
(a)	“Base Pay” means as follows: (i) for a salaried Eligible Employee, such employee’s weekly base salary as of the date immediately preceding the date of such employee’s Qualifying Termination, (ii) for an hourly, full-time Eligible Employee, such employee’s weekly compensation based upon a 40-hour workweek and such employee’s hourly wage as of the date immediately preceding the date of such employee’s Qualifying Termination, and (iii) for a part-time Eligible Employee, such employee’s weekly compensation based upon such employee’s average weekly pay for services rendered as a part-time employee over a six-month period ending on such employee’s Qualifying Termination date. Base Pay shall, in all cases, exclude any bonus, overtime, commission, profit-sharing or similar payments and any stock-based compensation, benefits, benefit credits, perquisites, expense reimbursements, allowances or similar forms of compensation.

(b)	“Benefit Coverage” is defined in Section 5(b).

(c)	“Business Unit” means a subsidiary, segment, group, division, facility, asset or business of the Company, or any portion thereof.

(d)	“Change in Control” means
(1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange

Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of Goodrich (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of Goodrich entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from Goodrich (other than by exercise of a conversion privilege), (B) any acquisition by Goodrich or any of its subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Goodrich or any of its subsidiaries or (D) any acquisition by any corporation with respect to which, following such acquisition, more than 70% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, solely in their capacity as shareholders of Goodrich, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(2) Individuals who, as of the beginning of such period, constitute the Board of Directors of Goodrich (the “Incumbent Board”), cease for any reason to constitute at least a majority of said Board; provided, however, that any individual becoming a director subsequent to the beginning of such period whose election, or nomination for election by the shareholders of Goodrich, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a – 11 of Regulation 14A promulgated under the Exchange Act); or

(3) Consummation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, solely in their capacity as shareholders of Goodrich, more than 70% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

(4) Consummation of (A) a complete liquidation or dissolution of Goodrich or (B) a sale or other disposition of all or substantially all of the assets of Goodrich, other than to a corporation, with respect to which following such sale or other disposition, more than 70% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities, solely in their capacity as shareholders of Goodrich, who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.
(e)	“COBRA Law” means the requirements of Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended.

(f)	“Company” means, collectively or individually, Goodrich and each domestic subsidiary not listed on Exhibit A to this Plan. Exhibit A may be amended from time to time upon approval of the Chief Executive Officer of Goodrich.

(g)	“Eligible Employee” is defined in Section 3.

(h)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(i)	“Exempt Facility” means a work location of the Company which has been designated in Exhibit B to this Plan. Employees whose regular work location is an Exempt Facility are not Eligible Employees under this Plan. Exhibit B may be amended from time to time upon the approval of the Chief Executive Officer of Goodrich.

(j)	“Goodrich” means Goodrich Corporation (formerly known as The B.F.Goodrich Company), a New York corporation.

(k)	“Offer of Comparable Employment” is defined in Section 4(d).

(l)	“Plan” means, collectively, this Severance Program and any amendments and modifications thereto.

(m)	“Plan Benefits” is defined in Section 5.

(n)	“Qualifying Termination” is defined in Section 4.
3.	ELIGIBILITY. A person is an Eligible Employee if such person is a regular, full-time or part-time employee of the Company and meets the criteria set forth in this Section 3. For purposes of the preceding sentence, the term “employee” refers to a person who, under applicable law, has an employer-employee relationship with the Company. The term “employee” does not include any person who is a leased worker, leased employee or any similar type of worker or employee who is not on the regular payroll of the Company, any person who is classified as rendering services to the Company as an independent contractor (regardless of whether that classification is determined to be incorrect by any other person, court, governmental authority or otherwise as a matter of law) and any other person rendering services solely as a director of Goodrich or a covered domestic subsidiary. The term Eligible Employee shall not include any employee who is described in any of the following categories of employees:
(a)	Employees whose conditions of employment are subject to a collective bargaining agreement between the Company and any labor union or other collective bargaining unit.

(b)	Employees whose principal place of employment is outside of the United States (other than U.S. citizens who are covered by expatriate agreements that provide for participation in this Plan).

(c)	Employees who have entered into an agreement with the Company, which calls for the payment of severance pay or benefits upon the termination of such employee’s employment with the Company and such pay or benefits are triggered by a termination of employment which would otherwise be a Qualifying Termination.

(d)	Temporary employees (as determined by Company classifications).

(e)	Employees of any domestic subsidiary of Goodrich listed on Exhibit A attached to this Plan document.

(f)	Employees whose regular work location is listed on Exhibit B to this Plan document as an Exempt Facility.
4.	QUALIFYING TERMINATION. An Eligible Employee shall be deemed to have incurred a Qualifying Termination and shall be entitled to receive Plan Benefits if such Eligible Employee’s employment with the Company is terminated for any reason other than the following:
(a)	Resignation. An Eligible Employee shall not be entitled to receive Plan Benefits if the employee has resigned from employment with the Company.

(b)	Termination for Cause. An Eligible Employee shall not be entitled to receive Plan Benefits if such employee’s employment with the Company is terminated by the Company for one or more of the following reasons:
(i)	Violation by the Eligible Employee of any rule, regulation, or policy of the Company, including the Company’s Business Code of Conduct;

(ii)	Failure by the Eligible Employee to meet any requirement reasonably imposed upon such employee by the Company as a condition of continued employment;

(iii)	Violation by the Eligible Employee of any federal, state or local law or regulation;

(iv)	Commission by the Eligible Employee of an act of fraud, theft, misappropriation of funds, dishonesty, bad faith or disloyalty;

(v)	Failure by the Eligible Employee to perform consistently the duties of the position held by such employee in a manner which satisfies the expectations of the Company after such Eligible Employee has been provided written notice of performance deficiencies and a reasonable opportunity to correct those deficiencies; or

(vi)	Dereliction or neglect by the Eligible Employee in the performance of such employee’s job duties.
(c)	Temporary Layoff. An Eligible Employee shall not be entitled to receive Plan Benefits if such employee is released from work for a period which the Company does not expect to exceed ninety (90) days in duration. If, at the conclusion of the 90-day period following such employee’s release, such employee is not reinstated as an employee, then such employee shall be entitled to receive Plan Benefits and benefit continuation would begin at the end of such 90-day period.

(d)	Change in Employment due to Sale of Business Unit. An Eligible Employee shall not be entitled to receive Plan Benefits if such employee’s employment with the Company is terminated as a result of the sale, transfer, or other conveyance of a Business Unit for which the Eligible Employee performs services and such Eligible Employee receives an Offer of Comparable Employment from the management of such Business Unit in connection with the sale or transfer of such Business Unit. If an Eligible Employee receives an offer of employment from the management of a Business Unit that is not an Offer of Comparable Employment, such employee may either decline the offer and receive Plan Benefits or accept the offer and begin employment in the new position. If such Eligible Employee’s employment in the new non-comparable job terminates (either voluntarily or involuntarily) within thirty (30) days of beginning such job, the Eligible Employee shall still be eligible for Plan Benefits as in effect on the date of termination of employment from the Company. However, if such Eligible Employee stays in the non-comparable job beyond the 30-day period referred to above, such employee will no longer be eligible for Plan Benefits.

Offer of Comparable Employment means an offer of employment to an Eligible Employee that (i) has a Base Pay for such employee which is not less than the Base Pay in effect for the employee on the day immediately prior to the effective date of the sale or transfer of the Business Unit, (ii) provides the employee with an opportunity to earn an annual cash bonus which is comparable to the target level that such employee can earn under an applicable cash bonus plan offered by the Company to which such employee is eligible on the day immediately prior to the effective date of the sale or transfer of the Business Unit, and (iii) does not require the employee to transfer to another employment location which is more than

50 miles farther from the Eligible Employee’s residence than was the location at which the Eligible Employee was employed immediately prior to the date of the sale or transfer of the Business Unit. For purposes of item (ii) in the preceding sentence, an offer of employment may constitute an Offer of Comparable Employment even though the performance standards to be used to determine whether a bonus will be paid or the level of such bonus are different from standards used by the Company. In addition, an offer of employment may satisfy the requirement set forth in item (ii), above, even though the bonus opportunity of the new offer is less than annual target bonus, if the combination of base pay and bonus opportunity of the new offer is comparable to the sum of base pay and annual target bonus in effect at the time of the sale or transfer of the Business Unit. Other factors associated with an offer of employment, such as the job description and responsibilities, the opportunity for stock-based compensation, and the level of benefits or perquisites, will not be considered for purposes of determining whether an offer of employment constitutes an Offer of Comparable Employment under this Plan.

(e)	Transfer within the Company.
(i)	Except as provided in Section 4(e)(iii) below, an Eligible Employee shall not be entitled to receive Plan Benefits if such employee’s employment with Goodrich or a covered domestic subsidiary is terminated (by Goodrich, a covered domestic subsidiary, or such employee) because of a transfer from Goodrich to a covered domestic subsidiary, from a covered domestic subsidiary to Goodrich or from one covered domestic subsidiary to another covered domestic subsidiary.

(ii)	Except as provided in section 4(e)(iii) below, an Eligible Employee shall not be entitled to receive Plan Benefits if such employee’s employment with the Company is terminated (by Goodrich, a covered domestic subsidiary, or such employee) because of a transfer to a subsidiary of the Company which is an “affiliate” or “associate” of Goodrich or a covered domestic subsidiary as the terms “affiliate” or “associate” are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended from time to time.

(iii)	If an Eligible Employee’s employment with Goodrich or a covered domestic subsidiary is terminated (by Goodrich, a covered domestic subsidiary, or such employee) because of a transfer described in Section 4(e)(i) or (ii) above, such transfer requires relocation of such employee, and such employee is not eligible to receive relocation benefits under the applicable Company relocation benefit policy, then such employee shall be entitled to Plan Benefits. If, however, such employee is eligible to receive relocation benefits under a Company relocation benefit policy, then such employee shall not be entitled to Plan Benefits.
(f)	Death. An Eligible Employee shall not be entitled to receive Plan Benefits if such employee’s employment with the Company terminates following the death of such Employee.

(g)	Disability. An Eligible Employee shall not be entitled to receive Plan Benefits if, at the time of such employee’s termination of employment with the Company, such employee is eligible for benefits under the Company’s Long-Term Disability Income Plan or any successor plan providing the same or similar benefits.

(h)	Retirement. An Eligible Employee shall not be entitled to receive Plan Benefits if, such employee’s employment with the Company terminates because of retirement. However, if such employee’s termination of employment with the Company would otherwise be a Qualifying Termination, then such employee shall be entitled to receive Plan Benefits even though such employee is eligible to receive normal or early retirement benefits under the Company’s pension plan.
5.	PLAN BENEFITS. An Eligible Employee shall be entitled to Plan Benefits in accordance with the following provisions, if the Eligible Employee incurs a Qualifying Termination, executes the agreement and release and waiver of claims described in Section 8, and does not revoke within the time permitted for revocation. All cash payments of Plan Benefits shall be subject to withholding for any taxes that the Company determines, in its sole discretion, are required to be withheld by law. Except as provided below, all cash payments of Plan Benefits shall be paid to the Eligible Employee in a lump sum not later than fifteen days following the first payroll date after the Eligible Employee becomes entitled to such payments. If an Eligible Employee is subject to a restrictive covenant, the Company may elect to pay the cash payments of Plan Benefits to the Eligible Employee in installments over a payout period most favorable to the Company, however, all cash payments must be paid to the Eligible Employee within two years of the Qualifying Termination. Cash payments and other benefits payable hereunder shall not be considered compensation or earnings under any pension, savings or other retirement plan of the Company.

(a)	Cash payments.
(i)	Leadership Employees

Eligible Employees who are employed at the time of the Qualifying Termination in positions classified by the Company as Business Leadership, Strategic Leadership and Executive Leadership Employees as defined by the Goodrich corporate compensation guidelines (“Leadership Employees”) shall be entitled to receive a cash payment equal to the sum of the following items: one week’s Base Pay for each year of continuous service (rounded upward to the nearest year) with Goodrich or any affiliate of Goodrich and one week’s Base Pay for each $5,000 of Annualized Base Pay (rounded upward to the nearest $5,000); provided, however, that the total payment called for under this Subsection 5(a)(i) shall be not less than four (4) weeks’ Base Pay and not more than fifty-two (52) weeks’ Base Pay, if such employee has been employed with Goodrich or any affiliate of Goodrich for at least six (6) continuous months. Notwithstanding the preceding sentence, if an Eligible Employee has been employed with Goodrich or any affiliate of Goodrich for less than six (6) continuous months, then the total payment called for under this Subsection 5(a)(i) shall be not less than four (4) weeks’ Base Pay and not more than twelve (12) weeks’ Base Pay. In determining the years of continuous service and months of continuous service for these purposes, no credit shall be given for service with any predecessor company prior to Goodrich’s ownership of such company unless such company is listed on Exhibit C to this Plan.

(ii)	Exempt Employees

Eligible Employees who are employed at the time of termination of employment in positions classified by the Company as employees exempt from the overtime requirements of the Federal Fair Labor Standards Act (“FLSA”) (other than Leadership Employees) shall be entitled to receive a cash payment equal to the sum of the following items: one weeks’ Base Pay for each year of continuous service (rounded upward to the nearest whole year) with Goodrich or any affiliate of Goodrich and one-half week’s Base Pay for each $5,000 of Annual Base Pay (rounded upward to the nearest $5,000); provided, however, that the total payment called for under this

Subsection 5(a)(ii) shall be not less than four (4) weeks’ Base Pay and not more than fifty-two (52) weeks’ Base Pay, if such employee has been employed with Goodrich or any affiliate of Goodrich for at least six (6) continuous months. Notwithstanding the preceding sentence, if an Eligible Employee has been employed with Goodrich or any affiliate of Goodrich for less than six (6) continuous months, then the total payment called for under this Subsection 5(a)(ii) shall be not less than four (4) weeks’ Base Pay and not more than twelve (12) weeks’ Base Pay. In determining the years of continuous service and months of continuous service for these purposes, no credit shall be given for service with a predecessor company prior to Goodrich’s ownership of such company unless such company is listed on Exhibit C to this Plan.

(iii)	Non-exempt Employees

Eligible Employees who are employed in positions classified by the Company as subject to the overtime requirements of the FLSA shall be entitled to receive a cash payment equal to one week’s Base Pay for each year of continuous service (rounded upward to the nearest whole year) with Goodrich or any affiliate of Goodrich; provided, however, that such payment shall be not less than four (4) weeks’ Base Pay and not more than fifty-two (52) weeks’ Base Pay. In determining the years of continuous service for these purposes, no credit shall be given for service with a predecessor company prior to Goodrich’s ownership of such company unless such company is listed on Exhibit C to this Plan.

(iv)	Cash Payment upon Change in Control

If an Eligible Employee incurs a Qualifying Termination immediately preceding and as a result of a Change in Control or within one year following a Change in Control, the cash payment to which such employee shall be entitled under this Subsection 5(a) shall be twice the amount determined in accordance with the above provisions; provided, however, that the amount payable under this Subsection 5(a) shall be not less than eight (8) weeks’ Base Pay and not more than fifty-two (52) weeks’ Base Pay.
(b)	Benefit Continuation.

Each Eligible Employee who is entitled to Plan Benefits shall be entitled to continue any medical, dental, and vision coverage (individually, the

“Benefit Coverage”) the Eligible Employee was receiving immediately prior to his or her Qualifying Termination. The right to continue such coverage shall be offered pursuant to the COBRA Law. For a limited period of time as described below, the Eligible Employee shall only be required to pay an amount for such coverage that is equal to the employee contribution for such coverage that the Eligible Employee was required to pay at the time of the Eligible Employee’s Qualifying Termination. This right to continue Benefit Coverage at the employee contribution level shall apply for a six-month period beginning on the first day of the month following the Eligible Employee’s Qualifying Termination. (Benefit Coverage for the remainder of the month in which Qualifying Termination occurs is automatic.) For the remainder of the period of continuation coverage that is available to the Eligible Employee pursuant to the COBRA Law, the continuation of such coverage shall be conditioned upon the Eligible Employee paying the full amount of the premium that can be charged for such coverage under the COBRA Law.

An Eligible Employee receiving continued Benefit Coverage under this Plan shall provide the Company with prompt, written notice of such employee’s commencement of new employment and eligibility for coverage under the new employer’s benefit plans. An Eligible Employee’s right to continue a particular Benefit Coverage under this Section 5(b) shall cease in accordance with the COBRA Law; provided, however, that if the Eligible Employee commences new employment and is eligible to receive, from the Eligible Employee’s new employer, that particular Benefit Coverage, the right to continue that particular coverage at the employee contribution level shall cease.

(c)	Company-paid Life Insurance Coverage. Each Eligible Employee who is entitled to Plan Benefits shall be entitled to continue to receive Company-paid life insurance coverage in an amount not more than such employee’s annual Base Pay, if such employee had coverage in at least that amount at the time of the Qualifying Termination. The right to continue to receive Company-paid life insurance coverage shall continue for a period of six months beginning on the first day of the month immediately following the date of Qualifying Termination. Company-paid life insurance coverage continuation shall end if the Eligible Employee is employed by a new employer and is eligible to receive life insurance coverage, whether or not at a comparable level, from the Eligible Employee’s new employer. At the time the Company-paid life insurance coverage continuation ends, the Eligible Employee may convert the Company-paid life insurance coverage to an individual-paid life insurance policy in accordance with the terms and conditions of the Company-paid life insurance plan.

(d)	Outplacement Assistance. In its sole discretion, the Company may elect to provide outplacement assistance for an Eligible Employee. The times at which outplacement assistance will be provided, and methods and means of providing outplacement assistance, shall be within the sole discretion of the Company.
6.	PAYMENT LIMITATION.
(a)	Parachute Limitations. The amounts otherwise payable under this Plan shall be reduced if necessary to stay within the “parachute payment” limits imposed by Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). The preceding sentence shall apply only to those Eligible Employees whose positions or levels of compensation are such that they would be liable for payment of the excise tax described in Section 4999 of the Code if they received “excess parachute payments” as determined under the Code.

(b)	ERISA Limitations. Notwithstanding the benefits described above, in no event shall the aggregate of benefits payable hereunder as “severance pay” benefits, as such term is defined in Section 3(2)(B) of ERISA or Department of Labor Regulation Section 2510.3-2(b), exceed twice the Eligible Employee’s Annual Compensation during the year immediately preceding his Qualifying Termination. For this purpose, “Annual Compensation” shall mean the total of all compensation, including wages, salary and any other benefit of monetary value, whether paid in the form of cash or otherwise, which was paid as consideration for the Eligible Employee’s service during the year, or which would have been so paid at the Eligible Employee’s usual rate of compensation if the Eligible Employee had worked a full year.
7.	OTHER ENTITLEMENTS. Payments and benefits made under this Plan shall be in lieu of any benefits to which an Eligible Employee would otherwise be entitled under any other severance pay plan, policy, program or practice of the Company and any of its subsidiaries. If any payments or other benefits are made under this Plan in error, except to the extent prohibited by law, such excess payments or benefits shall be used to offset any payments or benefits that may be due to an employee under any other plan, program or policy of the Company, or under an employment agreement, and the Company shall have the right to recover those payments. Employees of the Company may be entitled to payment of unused or accrued vacation at the time of such employee’s separation from the Company under applicable Company policies in effect at the time of such separation. The payment of vacation is separate from and independent of an employee’s right to Plan Benefits under this Plan.

8.	AGREEMENT AND RELEASE. In exchange for the benefits provided hereunder and as a condition precedent to the payment of benefits hereunder, to the fullest extent permitted by law, each Eligible Employee shall be required to execute an agreement and release whereby such employee waives any and all claims against the Company, any predecessor or successor thereto, and their assigns, employee benefit plans, present or former directors, officers, employees, representatives, agents, and attorneys and agrees to comply with certain restrictive covenants and confidentiality requirements. The Company, in its sole discretion shall, prescribe the terms of the agreement, release and waiver, including, without limitation, a description of the claims being released and waived, the restrictive covenants, and confidentiality requirements.

9.	ADMINISTRATION AND CLAIMS.
(a)	Authority of the Company. Goodrich shall be the Plan Administrator, as such term is defined in Section 3(16) of ERISA. The Plan Administrator is responsible for the general administration of the Plan and for carrying out the provisions thereof. The Plan Administrator shall have all such powers and discretionary authority as may be necessary to carry out the provisions of the Plan, including the power to determine all questions relating to eligibility for and the amount of any Plan Benefits and all questions pertaining to claims for benefits and procedures for claim review; to resolve all other questions arising under the Plan, including any questions of construction or interpretation of Plan terms; and to take such further action as the Plan Administrator shall deem advisable in the administration of the Plan. The Plan Administrator may delegate any of its powers, authorities, or responsibilities for the operation and administration of the Plan to any person or committee so designated in writing by it and may employ such attorneys, agents, and accountants as it may deem necessary or advisable to assist it in carrying out its duties hereunder. The actions taken and the decisions made by the Plan Administrator hereunder shall be final and binding upon all interested parties.

(b)	Claims Procedure. Claims for benefits under the Plan shall be filed with the Plan Administrator in writing. If a claim for benefits under the Plan is denied in whole or in part by the Plan Administrator, the claimant shall be notified in writing within 90 days of filing of the claim with the Plan Administrator of (i) the specific reasons of such denial, (ii) the pertinent Plan provisions on which the denial is based, (iii) any additional material or information necessary for the claimant to perfect his claim (with an explanation as to the reason such material or information is necessary), and (iv) further steps which the claimant can take in order to have his claim reviewed (including a statement that the claimant or his duly authorized representative may review Plan documents and submit issues and comments regarding the claim to the Plan Administrator). If the claimant wishes further consideration of his position, he may request a review of his claim by filing a written request with the Plan Administrator within 90 days after receipt of the written notification provided for in the preceding sentence. The claimant’s request for review may, but need not, include a request for a hearing on the claim by the Plan Administrator. If such a hearing is requested, it will be held within 30 days after the receipt of such request for review. A final decision on the claim shall be made by the Plan Administrator and communicated to the claimant within 60 days after the receipt of the request for review; provided, however, that if a hearing has been requested, the Plan Administrator may extend said 60 day period by up to 30 additional days. Written notice of any such extension shall be furnished to the claimant prior to the commencement of the extension. The final decision hereunder shall be communicated in writing to the claimant with a statement of the specific reasons for any denial and the pertinent Plan provisions on which any such denial is based. If a final decision on review is not furnished to the claimant within the required time period, the claim shall be deemed to be denied on review.

(c)	Delivery of Notices. For the purposes of the Plan, all claims and other communications sent by the Plan Administrator or an Employee shall be in writing and either hand delivered or delivered by United States registered or certified mail, return receipt requested, postage prepaid, or by reputable courier service addressed to the respective addresses set forth below or to such other address as either party may have furnished to the other in writing. Notice of change of address shall be effective only upon receipt. Notices sent to the Plan Administrator by an Employee shall be sent to:
Goodrich Corporation
Four Coliseum Centre
2730 West Tyvola Road
Charlotte, North Carolina 28217-4578
Attention: Senior Vice President, Human Resources
and notices and other communications sent to an employee shall be sent to the home address of the employee.
10.	AMENDMENT AND TERMINATION. Goodrich may amend, terminate, or otherwise modify this Plan at any time; provided, however, that the Plan may not be amended, modified or terminated for a period of one year following a Change in Control with respect to Eligible Employees employed as of the date of the relevant Change in Control in such a manner as to adversely affect their rights under the Plan. Any amendment to the Plan shall be (i) in writing, (ii) approved by the Board of Directors of Goodrich or an officer authorized by such Board, and (iii) signed by a member of the Board of Directors or an officer authorized by such Board. The Chief Executive Officer of Goodrich shall have the authority to amend any exhibit to this Plan at any time and from time to time without further action of the Board of Directors.

11.	EMPLOYMENT RIGHTS. Nothing expressed or implied in this Plan shall create any obligation on the part of the Company to continue the employment of an Eligible Employee.

12.	GOVERNING LAW. This Plan shall be construed and governed under ERISA and other applicable federal law.

13.	VALIDITY. The invalidity or unenforceability of any provisions of this Plan shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.	SUCCESSORS OF ELIGIBLE EMPLOYEE. If an Eligible Employee becomes entitled to Plan Benefits, the right of such Eligible Employee to cash payment under Section 5 shall inure to the benefit of and be enforceable by the estate of such Eligible Employee.

15.	SECTION HEADINGS. The section headings contained herein have been inserted for convenience or reference only, and shall not modify, define, expand, or limit any of the provisions hereof.
IN WITNESS WHEREOF, the undersigned has executed this document as of the day and year first written above.

GOODRICH CORPORATION

By:

Its:

Exhibit A
To Goodrich Corporation Severance Program
List of Domestic Subsidiaries Not Covered by the Goodrich Corporation Severance Program
Employees of the following domestic subsidiaries shall not be considered “Eligible Employees” under the Severance Program.

Place of
Companies	Incorporation

Rohr, Inc.	Delaware

Sensors Unlimited, Inc.	New Jersey
Revised February, 2006

Exhibit B
To Goodrich Corporation Severance Program
List of Exempt Facilities
The employees whose regular work location is at any of the following Goodrich Corporation or domestic subsidiary sites will not be considered “Eligible Employees” for purposes of the Severance Program:
Revised February, 2006

Exhibit C
To Goodrich Corporation Severance Program
List of Acquired Companies
For purposes of calculating years of service under Section 5 of the Goodrich Corporation Severance Program, service with the following companies prior to their acquisition by Goodrich or a subsidiary of Goodrich shall be considered, but only if the affected employee became an employee of Goodrich or a subsidiary of Goodrich through the acquisition:
The Cleveland Pneumatic Company
Coltec Industries Inc. and any subsidiaries of Coltec
Goodrich Actuation Systems Limited
Goodrich Control Holdings Limited
Goodrich Control Systems Limited
Gulton Data Systems and any affiliated employer
Hughes Aircraft Company
ITEK
Perkin-Elmer Corporation
Raytheon Corporation
Rohr, Inc.
Simmonds Precision Engine Systems, Inc.
Simmonds Precision Motion Controls, Inc.
Simmonds Precision Products, Inc.
TRW, Inc. and any affiliated employer
Universal Propulsion Company, Inc.
Revised February, 2006